EXHIBIT 99.3
Yext expands agentic capabilities to grow AI visibility for enterprise brands and small businesses

Yext adds brand-level AI visibility and AEO optimization to Scout and launches a new product purpose-built for SMBs

NEW YORK -- (BUSINESS WIRE) — September 1, 2026 — Yext (NYSE: YEXT) today announced that it has expanded its agentic marketing platform to optimize more sources that AI cites and also launched an early version of a new SMB product: Corvo AI is a proactive agent purpose-built for small business owners. The announcements accompany Yext’s results for its second quarter of fiscal 2027, issued today, and will also be featured at Envision, its customer conference on September 30, 2026.

"The surfaces where brands need to be discoverable keep multiplying, and the marketing landscape has never been more competitive, from the largest enterprises to the smallest local businesses," said Michael Walrath, chairman and CEO of Yext.

Many businesses are still observing the problem of AI visibility without a proven path to improve their visibility across these new AI answer surfaces. According to a Corporate Ink survey, 88% of CMOs and VP-level marketers are being asked by leadership or their board about AI visibility. Yet, only 34% of all marketers surveyed say they have a defined AI visibility strategy.

Scout is Yext’s comprehensive answer to this problem for enterprises. Scout has proven to help multi-location brands increase AI visibility at the local-level by increasing citations by 186% for one hearing care provider. Now, Yext is expanding to offer brand and location-level AI visibility optimization across more sources that AI cites to capture intent at critical times in the consideration process. In early use, the new capabilities have been shown to double inbound leads for a programmatic advertising platform. Yext used its own product to grow its AI visibility by 147% and win share of voice against two leading competitors in only two weeks. Yext is currently piloting it with a small number of enterprise customers ahead of broader availability on September 30.

Yext is also continuing to advance Action Center, which reached general availability for all customers on August 5. Action Center allows brands to manage and govern all Yext agents in one place. It now triggers and completes agentic actions surfaced by Scout across listings, reviews, social, and the Yext Knowledge Graph. New social actions include localizing brand posts and turning 5-star reviews into social content.
Corvo AI is Yext’s new small business agent harness, built for business owners who have limited time to manage their marketing and are always on the move. Corvo AI proactively texts business owners specific recommendations for improving local marketing, so they can outrank the competition nearby. Corvo AI utilizes Yext’s competitive intelligence and execution agents to optimize via a mobile-first, natural-language interface. Corvo AI is available for free today at askcorvo.com.

"Every brand is heading toward the same future: agents executing marketing at a scale no team could reach on its own," said Michael Walrath, chairman and CEO of Yext. "That means treating complexity as an asset instead of a liability. The brands that win won't be the ones working from the simplest software. They'll be the ones who have a multiplayer agent harness where customers, partners, internal teams, and a growing roster of agents all work together from a shared context. As the surfaces they can act on keep expanding, so does the impact of every action. We look forward to showcasing our rapidly expanding capabilities at upcoming customer events."

Visit Yext.com to request a demo of the new Scout capabilities or visit AskCorvo.com for free access.

EXHIBIT 99.3
About Yext
Yext (NYSE: YEXT) is the enterprise agentic marketing platform serving thousands of global brands. Built on the world's most comprehensive structured data platform for local businesses, Yext gives brands and their partners the visibility and intelligence to win every moment of discovery – across AI and traditional search. Yext's API-first architecture connects structured data to APIs, MCP servers, and generative interfaces, so partners and developers can build purpose-built experiences on the same infrastructure powering Yext's own products. Many of the largest and most recognizable brands and digital marketing partners in financial services, healthcare, retail, hospitality, food and beyond rely on Yext to manage, measure, and optimize visibility at scale. For more information, visit yext.com.

Forward-Looking Statements
This press release contains “forward-looking statements” including, without limitation, statements regarding Yext's expectations, beliefs, intentions, and strategies regarding its platform and features such as Corvo AI, Scout, and Action Center, including the timing and extent of availability thereof and their expected benefits to customers. These statements are based upon current beliefs and are subject to many risks and uncertainties that could cause actual results to differ materially from these statements, including, among others, the risk that the features and benefits described in this release are not realized as expected, and whether all of the offerings and capabilities will be available as and when stated in this release. All forward-looking statements are based on information available to Yext on the date hereof, and Yext assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact
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